Exhibit 99.1

Cambium Learning Group Grows 2015 Cash Income 28%

Bookings Grow 6%, Led by Learning A-Z; Technology-Enabled Products Grow 19%

Cash Income Growth in All Segments as Higher-Margin Bookings Absorb Higher Capital Investments

Technology-Enabled Strategy Successfully Transforming Business Model, Building Platform for Growth

DALLAS— March 3, 2016—Cambium Learning® Group, Inc. (NASDAQ: ABCD, the “Company”), a leading educational solutions and services company committed to helping all students reach their full potential, announced today financial results for the year ended December 31, 2015.

“Cambium Learning Group achieved its 2015 strategic goals, building a strong foundation for future growth,” said John Campbell, Chief Executive Officer of Cambium Learning Group. “We grew our Bookings 6%, deriving 67% of Bookings from technology-enabled products as compared to 60% last year. On this strength, we expanded Adjusted EBITDA and Cash Income margins, hitting our full-year financial objectives and creating a more profitable business model as our digital transformation takes hold. Learning A-Z® led this growth with Bookings up 25%, Adjusted EBITDA up 21%, and Cash Income up 22%, while Voyager Sopris Learning™ moderated its Bookings decline from last year and drove Cash Income up 18%. These results prove the power of our emerging higher margin business model and provide us an excellent base to accelerate our progress in 2016.”

Fiscal Year 2015 Financial Highlights

Because Cambium Learning Group’s business is highly seasonal, management measures results primarily on a year-to-date basis. For the year ended December 31, 2015, the Company reported improvements over prior year in Bookings, GAAP net revenues, Adjusted EBITDA and Cash Income.

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2015	2014	$ Change	2015	2014	$ Change
GAAP net revenues	$35.7	$33.3	$2.4	$144.9	$141.7	$3.2
GAAP net loss	(2.8)	(3.1)	0.3	(1.3)	(10.0)	8.6
EBITDA	5.5	7.6	(2.1)	34.1	30.8	3.3
Adjusted EBITDA	9.6	8.3	1.3	38.5	32.2	6.4
Adjusted EBITDA margin %	27%	25%		27%	23%

Bookings	$36.6	$33.7	$3.0	$159.1	$150.6	$8.4
Cash income	5.8	4.2	1.6	29.7	23.1	6.6
Cash income margin %	16%	13%		19%	15%

As part of the business’ seasonality, Bookings historically peak during the third quarter, which represents by far the preponderance of Bookings, revenue, and income each year.

•	Bookings for the year ended December 31, 2015 increased by 6% to $159.1 million compared with $150.6 million in 2014, led by Learning A-Z’s growth of 25% versus the prior year.
•

GAAP net revenues for the year ended December 31, 2015 increased by 2% to $144.9 million compared with $141.7 million in 2014. GAAP net revenues by segment for 2015, and the change from the same period of 2014, were as follows:

o	Learning A–Z®—$55.2 million, increased $10.8 million or 24%
o	Voyager Sopris Learning™—$69.6 million, decreased ($9.6) million or (12%)
o	ExploreLearning®—$20.2 million, increased $2.0 million or 11%

Cambium Learning Group, Inc./Page 2

•

Adjusted EBITDA was $38.5 million, increasing $6.4 million from $32.2 million in 2014. The Company continues to see EBITDA improvement attributable to revenue favorability, increasing contributions from the Company’s higher margin technology-enabled products, and lower costs in the Voyager Sopris Learning segment as a result of last year’s actions to right-size cost structure in slower-growing or declining areas of the Company.

•

Cash Income was $29.7 million, $6.6 million better than the $23.1 million reported for 2014. The benefits of higher Bookings and improving margins were partially offset by higher capital expenditures. These capital expenditures reflect planned investments in product development and totaled $19.9 million in 2015 versus $17.9 million in 2014.

•	Cash Income for Learning A-Z was $28.8 million for the year ended December 31, 2015, an increase of $5.1 million versus the year ended December 31, 2014, driven by the 25% increase in Bookings.
•

The Company had cash and cash equivalents of $8.6 million at December 31, 2015. For the year ended December 31, 2015, cash provided by operations was $36.7 million, cash used in investing activities was $20.3 million, and cash used in financing activities was $42.2 million.

•

On December 10, 2015, the Company’s wholly owned subsidiary Cambium Learning, Inc. entered into a new $135.0 million credit facility consisting of a $70.0 million term loan A, a $35.0 million term loan B, and a $30.0 million revolving credit facility. At December 31, 2015, the Company had $105.0 million principal outstanding under the new credit facility. The Company used the proceeds from the new credit facility, in addition to cash on hand, to irrevocably deposit with the trustee under the indenture with respect to its $140.0 million principal outstanding 9.75% Senior Secured Notes due 2017 an amount sufficient to pay and discharge all obligations under the indenture for this previously existing debt. The redemption was effective February 15, 2016.

Fourth Quarter 2015 Financial Highlights

•

Bookings for the fourth quarter of 2015 increased by 9% to $36.6 million compared with $33.7 million in the fourth quarter of 2014, led by Learning A-Z’s growth of 30% versus the prior year fourth quarter.

•

GAAP net revenues for the fourth quarter of 2015 increased by 7% to $35.7 million compared with $33.3 million in 2014. The increase is attributable to Learning A-Z, where GAAP net revenues grew 22%, partially offset by a 6% decline for Voyager Sopris Learning. GAAP net revenues by segment for the fourth quarter 2015, and the change from the same period of 2014, were:

o	Learning A–Z—$15.2 million, increased $2.7 million or 22%
o	Voyager Sopris Learning—$14.8 million, decreased ($1.0) million or (6%)
o	ExploreLearning—$5.7 million, increased $0.6 million or 13%
•	Adjusted EBITDA was $9.6 million, increasing $1.3 million from $8.3 million in 2014.
•

Cash Income was $5.8 million, a 38% increase compared to $4.2 million in the fourth quarter of 2014 attributable to the benefits of improving margins and increased Bookings. Capital expenditures totaled $4.8 million in both the fourth quarter of 2015 and the fourth quarter of 2014.

Fiscal Year 2015 Segment Highlights

Bookings, Adjusted EBITDA, and Cash Income changes by segment for the three and twelve months ended December 31, 2015, compared to the same period of 2014 were:

	Q4 - 2015 % Change			Year Ended December 31, 2015 % Change
	Bookings	Adjusted EBITDA	Cash Income	Bookings	Adjusted EBITDA	Cash Income
Learning A-Z	30%	14%	22%	25%	21%	22%
Voyager Sopris Learning	(18)%	5%	101%	(7)%	2%	18%
ExploreLearning	25%	29%	105%	6%	40%	10%
Shared Services		13%	5%		7%	4%
Cambium Learning Group, Inc.	9%	15%	38%	6%	20%	28%

Cambium Learning Group, Inc./Page 3

Bookings increased 6% for fiscal year 2015 compared to 2014. By segment:

•

Learning A-Z reported a 25% Bookings increase over prior year, with continued strong growth in its student-centric solutions, including Raz-Kids®.com, Headsprout®, Writing A-Z™ and ReadyTest A-Z™. The growth in these solutions demonstrates strong demand for products that put technology directly into students’ hands.

•

Voyager Sopris Learning reported a 7% decrease for 2015 versus prior year, with Bookings growth from newer technology-enabled subscription solutions such as LANGUAGE!® Live and Kurzweil’s k3000+firefly® offset by the expected decline of older legacy products. Voyager Sopris Learning also experienced success with the expanded Step Up to Writing® program released in 2015, as school districts require quality programs to meet rigorous writing assessments.

•	ExploreLearning experienced a 6% increase in Bookings for the full year 2015 versus prior year, with strong fourth quarter 2015 growth of 25% compared to fourth quarter 2014.
•	Technology-enabled Bookings grew 19% year over year and represented 67% of total 2015 Bookings.

2016 Outlook

Mr. Campbell concluded, “Our 2015 results are terrific. Our transformational strategy is working and driving results, we are enjoying continued demand for and adoption of our student- and teacher-centric solutions, and our new product introductions and extensions are successful in solving challenges rampant in today’s classrooms.  In 2016, we plan to gain momentum on this foundation by continuing to selectively reinvest cash into high-return, technology-enabled opportunities through segment-specific development, marketing and sales programs.

“In 2016, we expect: Bookings from our higher-margin technology-enabled solutions to approach 75% of our 2016 volume; our flagship Learning A-Z segment to continue its consistent 12-year growth trajectory, likely becoming our largest in terms of Bookings; our Voyager Sopris division to return to growth; and to continue to expand Cash Income dollars and margins as our transforming business model generates incremental returns.  We are successfully leveraging our position in the marketplace as a creator and provider of solutions that combat and remove barriers to learning, helping every learner reach his or her full potential. We are very excited about this year.”

Company expectations for 2016 include the following:

•

Learning A-Z: Learning A-Z continues to expect strong double-digit Bookings growth in 2016, estimated at approximately 20%, with consistent Adjusted EBITDA and Cash Income margins. Learning A-Z will continue to make aggressive investments in development, marketing and sales to fuel future growth. Capital expenditures for product development are expected to be roughly $8.0 million in 2016.

•

Voyager Sopris Learning: The Company expects this segment to return to top line growth in 2016, with a slight Bookings increase — likely in the 1% to 5% range — as the growth of newer and technology-enabled solutions is expected to outpace the continued decline of legacy print-based products.

Voyager Sopris Learning plans to continue to maintain its more effective cost structure, but in 2016 will be primarily focused on its return to growth. Voyager Sopris Learning plans to make investments in this growth, especially in sales and marketing, to fuel the success of the newer and technology-enabled solutions and to launch a new product expected in the second quarter of the year. As such, the 2016 Cash Income dollars and margin are expected to remain relatively consistent or increase slightly compared with 2015.  GAAP net revenue growth will be slowed by the continued transition to technology-enabled subscription solutions, which are generally recognized over the subscription period rather than up front like print orders. Therefore, Adjusted EBITDA dollars and margin are expected to decline in 2016.  Capital expenditures for product development are expected to be roughly $7.5 million in 2016.

•

ExploreLearning: The Company expects ExploreLearning Bookings growth to accelerate in 2016, as substantially the entire library of Gizmos simulations is now upgraded to HTML5 and Reflex continues to show strong momentum. The Bookings growth is expected to range between 10% and 20%.  Adjusted EBITDA and Cash Income margins are expected to grow slightly in 2016, as this segment gains scale but continues to invest aggressively in development, marketing and sales. Capital expenditures for product development are expected to be roughly $2.5 million in 2016.

•	Companywide: The Company expects low double-digit Bookings and Adjusted EBITDA growth, and expects Cash Income growth to meet or exceed the Bookings growth rate. Overall capital expenditures are

Cambium Learning Group, Inc./Page 4

expected to range between $21 million and $22 million, given product development plans as noted above, plus roughly $3.0 million of general capital expenditures.

Conference Call

Management will conduct a conference call at 9 a.m. EST today (March 3, 2016) to discuss its financial results. Participants are encouraged to listen to the presentation via a live web broadcast at www.cambiumlearning.com in the Investor Relations section. In addition, a live dial-in is available at 720.634.2941 or 855.899.0417, passcode #48116529.

A replay will be available at 404.537.3406 or 855.859.2056, passcode #48116529, until March 4, 2016. The webcast also will be archived on the Company’s Investor Relations pages.

Non-GAAP Financial Measures

Bookings, EBITDA, Adjusted EBITDA, and Cash Income are not prepared in accordance with GAAP and may be different from similarly named, non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP measures provide useful information to investors because they reflect the underlying performance of the ongoing operations of the Company and provide investors with a view of the Company’s operations from management’s perspective. Adjusted EBITDA and Cash Income remove significant purchase accounting, non-operational, or certain non-cash items from earnings. The Company uses Bookings, Adjusted EBITDA, and Cash Income to monitor and evaluate the operating performance of the Company and as the basis to set and measure progress toward performance targets, which directly affect compensation for employees and executives. The Company generally uses these non-GAAP measures as measures of operating performance and not as measures of the Company’s liquidity. The Company’s presentation of Bookings, EBITDA, Adjusted EBITDA, and Cash Income should not be construed as an indication that our future results will be unaffected by unusual, non-operational, or non-cash items.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company committed to helping all students reach their full potential. Cambium Learning accomplishes this goal by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. The company is composed of four business units: Learning A–Z® (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), Kurzweil Education™ (www.kurzweiledu.com), and Voyager Sopris Learning™ (www.voyagersopris.com). Together, these business units provide breakthrough technology solutions for online learning and professional support; best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; valid and reliable assessments; and proven materials to support a positive and safe school environment. Cambium Learning Group, Inc. (NASDAQ: ABCD), is based in Dallas, Texas. For more information, visit www.cambiumlearning.com.

Media and Investor Contact:
Barbara Benson
Cambium Learning Group, Inc.
investorrelations@cambiumlearning.com

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
ccapaccio@lhai.com

Forward-Looking Statements

Some of the statements contained herein constitute forward-looking statements.  These statements relate to future events, including the future financial performance of Cambium Learning Group, Inc., and involve known and unknown risks, uncertainties, and other factors that may cause the markets, actual results, levels of activity, performance, or achievements of Cambium Learning Group, Inc., to be materially different from any actual future results, levels of activity, performance, or achievements. These risks and other factors you should consider include, but are not limited to, the ability to successfully attract and retain a broad customer base for current and future

Cambium Learning Group, Inc./Page 5

products, changes in customer demands or industry standards, success of ongoing product development, maintaining acceptable margins, the ability to control costs, K–12 enrollment and demographic trends, the level of educational funding, the impact of federal, state, and local regulatory requirements on the business of the company, the loss of key personnel, the impact of competition, the uncertainty of general economic conditions and financial market performance, and those other risks and uncertainties listed under the heading “RISK FACTORS” in Cambium Learning Group, Inc.’s Form 10-K and other reports filed with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” or “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Cambium Learning Group, Inc., does not assume or undertake any obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

Cambium Learning Group, Inc./Page 6

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2015	2014
Net revenues	$144,920	$141,747
Cost of revenues:
Cost of revenues	31,330	37,874
Amortization expense	17,370	18,270
Total cost of revenues	48,700	56,144
Research and development expense	10,924	11,091
Sales and marketing expense	44,088	41,431
General and administrative expense	20,098	19,357
Shipping and handling costs	1,056	1,469
Depreciation and amortization expense	3,868	4,209
Total costs and expenses	128,734	133,701
Income before interest, other income (expense) and income taxes	16,186	8,046
Net interest expense	(13,981)	(17,659)
Loss on extinguishment of debt	(4,016)	(922)
Other income, net	679	1,180
Loss before income taxes	(1,132)	(9,355)
Income tax expense	(193)	(600)
Net loss	$(1,325)	$(9,955)
Net loss per common share:
Basic	$(0.03)	$(0.22)
Diluted	$(0.03)	$(0.22)
Average number of common shares and equivalents outstanding:
Basic	45,550	45,636
Diluted	45,550	45,636

Cambium Learning Group, Inc./Page 7

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$8,645	$34,387
Accounts receivable, net	14,640	14,304
Inventory	4,694	5,337
Restricted assets, current	1,265	1,345
Other current assets	9,981	8,168
Total current assets	39,225	63,541
Property, equipment and software at cost	55,824	51,298
Accumulated depreciation and amortization	(33,284)	(30,442)
Property, equipment and software, net	22,540	20,856
Goodwill	47,842	47,842
Acquired curriculum and technology intangibles, net	2,731	5,209
Acquired publishing rights, net	1,459	2,762
Other intangible assets, net	3,231	4,499
Pre-publication costs, net	16,441	15,070
Restricted assets, less current portion	3,099	4,152
Other assets	4,817	5,286
Total assets	$141,385	$169,217

Cambium Learning Group, Inc./Page 8

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2015	2014

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,993	$1,612
Accrued expenses	14,224	17,432
Capital lease obligations, current	—	1,076
Current portion of long-term debt	3,850	—
Deferred revenue, current	74,107	61,788
Total current liabilities	94,174	81,908
Long-term liabilities:
Long-term debt	97,872	137,374
Capital lease obligations, less current portion	—	943
Deferred revenue, less current portion	11,481	9,409
Other liabilities	12,027	14,638
Total long-term liabilities	121,380	162,364
Stockholders' equity (deficit):
Preferred Stock ($0.001 par value, 15,000 shares authorized, zero shares issued and outstanding at December 31, 2015 and 2014)	—	—
Common stock ($0.001 par value, 150,000 shares authorized, 52,268 and 52,006 shares issued, and 45,736 and 45,474 shares outstanding at December 31, 2015 and 2014, respectively)	52	52
Capital surplus	285,306	284,243
Accumulated deficit	(343,975)	(342,650)
Treasury stock at cost (6,532 shares at December 31, 2015 and 2014)	(12,784)	(12,784)
Accumulated other comprehensive loss:
Pension and postretirement plans	(2,768)	(3,916)
Accumulated other comprehensive loss	(2,768)	(3,916)
Total stockholders' equity (deficit)	(74,169)	(75,055)
Total liabilities and stockholders' equity (deficit)	$141,385	$169,217

Cambium Learning Group, Inc./Page 9

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Net Loss to Cash Income

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2015	2014	2015	2014
Net loss	$(2,799)	$(3,075)	$(1,325)	$(9,955)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	5,532	6,116	21,238	22,479
Net interest expense	3,106	4,124	13,981	17,659
Income tax expense	(324)	454	193	600
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	5,515	7,619	34,087	30,783
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	(215)	(679)	(1,180)
Loss on extinguishment of debt	4,016	352	4,016	922
Gain on capital lease disposal	(357)	—	(357)	—
Merger, acquisition and disposition activities	208	427	760	1,116
Stock-based compensation and expense	201	128	687	511
Adjusted EBITDA	9,583	8,311	38,514	32,152
Change in deferred revenues	1,393	576	14,391	9,876
Change in deferred costs	(342)	178	(3,257)	(1,004)
Capital expenditures	(4,830)	(4,848)	(19,937)	(17,875)
Cash income	$5,804	$4,217	$29,711	$23,149

Cambium Learning Group, Inc./Page 10

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Bookings to Net Revenues by Segment - 2015

(unaudited)

	Year Ended December 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$65,167	$72,933	$20,982	$159,082
Change in deferred revenues	(10,079)	(3,488)	(824)	(14,391)
Other	79	146	4	229
Net revenues	$55,167	$69,591	$20,162	$144,920

Reconciliation of Net Income to Cash Income by Segment - 2015

(unaudited)

	Year Ended December 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$28,432	$15,895	$7,102	$(52,754)	$(1,325)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	21,238	21,238
Net interest expense	—	—	—	13,981	13,981
Income tax expense	—	—	—	193	193
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	28,432	15,895	7,102	(17,342)	34,087
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	(679)	(679)
Loss on extinguishment of debt	—	—	—	4,016	4,016
Gain on capital lease disposal	—	—	—	(357)	(357)
Merger, acquisition and disposition activities	—	—	—	760	760
Stock-based compensation and expense	174	232	85	196	687
Adjusted EBITDA	28,606	16,127	7,187	(13,406)	38,514
Change in deferred revenues	10,079	3,488	824	—	14,391
Change in deferred costs	(1,789)	(1,409)	(59)	—	(3,257)
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	36,896	18,206	7,952	(13,406)	49,648
Capital expenditures − pre-publication costs	(4,804)	(2,802)	(675)	—	(8,281)
Capital expenditures − software development costs	(2,095)	(5,225)	(1,659)	—	(8,979)
Capital expenditures − general expenditures	(1,171)	(785)	(258)	(463)	(2,677)
Cash income	$28,826	$9,394	$5,360	$(13,869)	$29,711

Cambium Learning Group, Inc./Page 11

Cambium Learning Group, Inc. and Subsidiaries

Deferred Revenue by Segment - 2015

(unaudited)

	December 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Deferred revenue, current	$42,169	$17,018	$14,920	$74,107
Deferred revenue, less current portion	4,482	4,793	2,206	11,481
Deferred revenue	$46,651	$21,811	$17,126	$85,588

Deferred Costs by Segment - 2015

(unaudited)

	December 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Deferred costs, current	$4,439	$2,780	$1,295	$8,514
Deferred costs, less current portion	493	793	193	1,479
Deferred costs	$4,932	$3,573	$1,488	$9,993

Reconciliation of Bookings to Net Revenues by Segment - 2014

(unaudited)

	Year Ended December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$52,085	$78,753	$19,810	$150,648
Change in deferred revenues	(7,715)	(563)	(1,598)	(9,876)
Other	15	1,034	(74)	975
Net revenues	$44,385	$79,224	$18,138	$141,747

Cambium Learning Group, Inc./Page 12

Reconciliation of Net Income (Loss) to Cash Income by Segment - 2014

(unaudited)

	Year Ended December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$23,597	$15,656	$5,058	$(54,266)	$(9,955)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	22,479	22,479
Net interest expense	—	—	—	17,659	17,659
Income tax expense	—	—	—	600	600
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	23,597	15,656	5,058	(13,528)	30,783
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	(1,180)	(1,180)
Loss on extinguishment of debt	—	—	—	922	922
Merger, acquisition and disposition activities	—	—	—	1,116	1,116
Stock-based compensation and expense	141	148	63	159	511
Adjusted EBITDA	23,738	15,804	5,121	(12,511)	32,152
Change in deferred revenues	7,715	563	1,598	—	9,876
Change in deferred costs	(904)	(161)	61	—	(1,004)
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	30,549	16,206	6,780	(12,511)	41,024
Capital expenditures − pre-publication costs	(4,241)	(3,142)	(535)	—	(7,918)
Capital expenditures − software development costs	(1,385)	(4,802)	(1,067)	(31)	(7,285)
Capital expenditures − general expenditures	(1,205)	(305)	(315)	(847)	(2,672)
Cash income	$23,718	$7,957	$4,863	$(13,389)	$23,149

Cambium Learning Group, Inc./Page 13

Cambium Learning Group, Inc. and Subsidiaries

Reconciliation of Bookings to Net Revenues by Segment

Three Months Ended December 31, 2015

(unaudited)

	Three Months Ended December 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$19,316	$12,159	$5,162	$36,637
Change in deferred revenues	(4,174)	2,316	465	(1,393)
Other	95	285	32	412
Net revenues	$15,237	$14,760	$5,659	$35,656

Reconciliation of Net Income to Cash Income by Segment

Three Months Ended December 31, 2015

(unaudited)

	Three Months Ended December 31, 2015
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$7,702	$2,797	$2,314	$(15,612)	$(2,799)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	5,532	5,532
Net interest expense	—	—	—	3,106	3,106
Income tax expense	—	—	—	(324)	(324)
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	7,702	2,797	2,314	(7,298)	5,515
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Loss on extinguishment of debt	—	—	—	4,016	4,016
Gain on capital lease disposal	—	—	—	(357)	(357)
Merger, acquisition and disposition activities	—	—	—	208	208
Stock-based compensation and expense	49	74	24	54	201
Adjusted EBITDA	7,751	2,871	2,338	(3,377)	9,583
Change in deferred revenues	4,174	(2,316)	(465)	—	1,393
Change in deferred costs	(714)	258	114	—	(342)
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	11,211	813	1,987	(3,377)	10,634
Capital expenditures − pre-publication costs	(1,213)	(380)	(187)	—	(1,780)
Capital expenditures − software development costs	(574)	(1,280)	(441)	—	(2,295)
Capital expenditures − general expenditures	(310)	(283)	(33)	(129)	(755)
Cash income	$9,114	$(1,130)	$1,326	$(3,506)	$5,804

Cambium Learning Group, Inc./Page 14

Reconciliation of Bookings to Net Revenues by Segment

Three Months Ended December 31, 2014

(unaudited)

	Three Months Ended December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Consolidated
Bookings	$14,806	$14,745	$4,130	$33,681
Change in deferred revenues	(2,267)	829	862	(576)
Other	—	148	27	175
Net revenues	$12,539	$15,722	$5,019	$33,280

Reconciliation of Net Income to Cash Income by Segment

Three Months Ended December 31, 2014

(unaudited)

	Three Months Ended December 31, 2014
(in thousands)	Learning A-Z	Voyager Sopris Learning	ExploreLearning	Other	Consolidated
Net income (loss)	$6,738	$2,691	$1,793	$(14,297)	$(3,075)
Reconciling items between net loss and EBITDA:
Depreciation and amortization expense	—	—	—	6,116	6,116
Net interest expense	—	—	—	4,124	4,124
Income tax expense	—	—	—	454	454
Income from operations before interest, income taxes, and depreciation and amortization (EBITDA)	6,738	2,691	1,793	(3,603)	7,619
Non-operational or non-cash costs included in EBITDA but excluded from Adjusted EBITDA:
Other income, net	—	—	—	(215)	(215)
Loss on extinguishment of debt	—	—	—	352	352
Merger, acquisition and disposition activities	—	—	—	427	427
Stock-based compensation and expense	37	34	17	40	128
Adjusted EBITDA	6,775	2,725	1,810	(2,999)	8,311
Change in deferred revenues	2,267	(829)	(862)	—	576
Change in deferred costs	(66)	98	146	—	178
Adjusted EBITDA excluding effect of deferred revenues and deferred costs	8,976	1,994	1,094	(2,999)	9,065
Capital expenditures − pre-publication costs	(910)	(878)	(111)	—	(1,899)
Capital expenditures − software development costs	(312)	(1,635)	(291)	—	(2,238)
Capital expenditures − general expenditures	(275)	(43)	(44)	(349)	(711)
Cash income	$7,479	$(562)	$648	$(3,348)	$4,217